CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
DANYANG SPECIAL CABLE FACTORY INC.

Danyang Special Cable Factory Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: At a meeting of the Board of Directors of Danyang Special Cable Factory Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation declaring said amendments to be advisable and call a meeting of the shareholders of said corporation for consideration thereof. The resolution setting for the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article First so that, as amended said Articles shall be and read as follows:

FIRST: The name of the Corporation is ZhongTai Biotechnology Pharmaceutical Group Co., Limited

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Danyang Special Cable Factory Inc. has caused this Certificate of Amendment to be signed by its President this _7th__ day of August, 2017.

By: Dongzhi Zhang
Dongzhi Zhang

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:18 PM 08/10/2017
FILED 01:18 PM 08/10/2017
SR 20175667872 - FileNumber 5791962